NEWS RELEASE

Contact:                 Wendy S. Schmucker
Senior Vice President, Secretary and Treasurer
724-537-9923

For Immediate Release

COMMERCIAL NATIONAL ACHIEVES EARNINGS PER SHARE GROWTH OF 46% FOR THIRD QUARTER AND 32% FOR FIRST NINE MONTHS

LATROBE, PA, October 20, 2008 - Commercial National Financial Corporation (NASDAQ:CNAF)(Company), parent Company of Commercial Bank & Trust of PA, has reported earnings for the quarter ended September 30, 2008. The Company earned $1,025,000 (or $.35 per average share outstanding) in 2008 compared to $717,000 (or $.24 per average share outstanding) in 2007. The Company earned $2,802,000 (or $.94 per average share outstanding) for the nine-month period ended September 30, 2008 and $2,173,000 (or $.71 per average share outstanding) for the nine-month period ended September 30, 2007.

Third quarter 2008 earnings per share rose 46% and first nine months 2008 earnings per share rose 32% in comparison to 2007. Post-tax net income for the third quarter of 2008 increased 43% and first nine months post-tax net income increased 29% over the comparable periods in 2007. The Company paid a third quarter 2008 cash dividend of $.22 per share, which represented a 10% increase from the previous quarter.

President/Chief Executive Officer Gregg E. Hunter commented, “The financial industry turmoil which has become so widespread is attributable to irresponsible loan underwriting, negligent securitization, reckless investment decisions and unwarranted faith in off-balance sheet hedging activities to manage risk. None of the aforementioned applies to Commercial Bank & Trust of PA which has consistently adhered to traditional and time-tested banking business practices.  That adherence is responsible for our bank’s strong 2008 earnings growth.”

In addition to Latrobe, Pennsylvania where it is headquartered, the Company operates community-banking facilities in Greensburg, Hempfield Township, Ligonier, North Huntingdon, Unity Township and West Newton, Pennsylvania and also maintains a commercial business development sales force throughout its entire market area. The Company operates an asset management and trust division of Commercial Bank & Trust of PA headquartered in Greensburg, Pennsylvania. Commercial Bank & Trust of PA also serves its customer base from an Internet banking site (www.cbthebank.com) and an automated TouchTone Teller banking system.

Safe Harbor Statement

Forward-looking statements (statements which are not historical facts) in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as “may,” “will,” “to,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” or “continue” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. These statements are based on information currently available to the Company, and the Company assumes no obligation to update these statements as circumstances change. Investors are cautioned that all forward-looking statements involve risk and uncertainties, including changes in general economic and financial market conditions, unforeseen credit problems, and the Company's ability to execute its business plans.  The actual results of future events could differ materially from those stated in any forward-looking statements herein.

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COMMERCIAL NATIONAL FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Unaudited)
(Dollars in thousands)

	September	September
	2008	2007

ASSETS
Cash and due from banks on demand	$10,344	$11,566
Interest bearing deposits with banks	83	169
Total cash and cash equivalents	10,427	11,735

Federal funds sold	700	4,275
Securities available for sale	119,373	111,139
Restricted investments in bank stock	3,873	2,606

Loans	216,957	231,115
Allowance for loan losses	(1,817)	(1,873)
Net loans	215,140	229,242

Premises and equipment	3,545	3,821
Other assets	17,054	16,912

Total assets	$370,112	$379,730

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Deposits:
Non-interest bearing	$73,648	$69,857
Interest bearing	195,917	235,889
Total deposits	269,565	305,746

Other liabilities	2,623	1,849
Short-term borrowings	60,000	15,000
Long term borrowings	-	20,000
Total liabilities	332,188	342,595

Shareholders' equity: Common stock, par value $2 per share; 10,000,000 shares authorized;
3,600,000 shares issued; 2,890,253 and 3,028,813 shares outstanding in 2008 and 2007, respectively	7,200	7,200

Retained earnings	41,028	40,218

Accumulated other comprehensive income	1,788	397

Less treasury stock, at cost, 709,747 and 571,187 shares in 2008 and 2007	(12,092)	(10,680)
Total shareholders' equity	37,924	37,135

Total liabilities and shareholders' equity	$370,112	$379,730

COMMERCIAL NATIONAL FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(Dollars in thousands, except per share data)

	Three	Months	Nine	Months
	Ended September 30		Ended September 30
	2008	2007	2008	2007

INTEREST INCOME:
Interest and fees on loans	$3,216	$3,468	$9,867	$10,262
Interest and dividends on securities:
Taxable	1,459	1,212	4,592	3,416
Exempt from federal income taxes	33	34	100	102
Other	9	9	26	126
Total Interest income	4,717	4,723	14,585	13,906

INTEREST EXPENSE:
Interest on deposits	1,001	1,706	3,751	4,935
Interest on short-term borrowings	141	97	386	164
Interest on long- term borrowings	209	28	667	28
Total Interest expense	1,351	1,831	4,804	5,127

NET INTEREST INCOME	3,366	2,892	9,781	8,779
PROVISION FOR LOAN LOSSES	-	-	-	90

NET INTEREST INCOME AFTER
PROVISION FOR LOAN LOSSES	3,366	2,892	9,781	8,689

OTHER OPERATING INCOME:
Asset management and trust income	255	252	770	779
Service charges on deposit accounts	164	170	472	486
Other service charges and fees	172	159	549	511
Net security gains	-	-	-	-
Income from investment in life insurance	154	152	434	422
Other income	48	39	137	117
Total other operating income	793	772	2,362	2,315

OTHER OPERATING EXPENSES
Salaries and employee benefits	1,407	1,317	4,271	4,030
Net occupancy expense	181	169	562	536
Furniture and equipment	133	126	403	383
Pennsylvania shares tax	132	134	398	408
Legal and professional	115	106	357	337
Other expenses	747	838	2,246	2,371
Total other operating expenses	2,715	2,690	8,237	8,065

INCOME BEFORE INCOME TAXES	1,444	974	3,906	2,939
Income tax expense	419	257	1,104	766

Net income	$1,025	$717	$2,802	$2,173

Average Shares Outstanding	2,893,621	3,036,802	2,971,398	3,042,113

Earnings Per Share	$0.35	$0.24	$0.94	$0.71